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                                  EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION
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                                                                   EXHIBIT 3.1
                                   RESTATED
                          ARTICLES OF INCORPORATION
                                      OF
                            WILLIAMS-SONOMA, INC.


W. Howard Lester and Russell Solt certify that:

1. They are the President and the Secretary, respectively, of Williams-Sonoma, Inc., a California corporation.

2. The Restated Articles of Incorporation of this corporation are amended and restated to read as set forth on Exhibit "A" attached hereto.

3. The attached Restated Articles of Incorporation have been duly approved by the Board of Directors of this corporation.

4. The amendment of Article III(a) set forth in the attached Restated Articles of Incorporation has been duly approved by the required vote of shareholders of this corporation in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation as of the record date for the vote was 25,342,577. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

5. Except for the amendment of Article III(a), the attached Restated Articles of Incorporation do not require any approval of the outstanding shares in accordance with Section 910(b) of the Corporations Code.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  June 20, 1995

                                                /s/ W. HOWARD LESTER
                                                -------------------------------
                                                W. Howard Lester, President


                                                /s/ RUSSELL SOLT
                                                -------------------------------
                                                Russell Solt, Secretary
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                                  Exhibit "A"

                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                            WILLIAMS-SONOMA, INC.



                                  ARTICLE I

        The name of this corporation is Williams-Sonoma, Inc.


                                  ARTICLE II

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                 ARTICLE III

        (a)  This corporation is authorized to issue two classes of shares:
Common and Preferred. The number of Preferred shares authorized to be issued is 7,500,000, with a par value of one cent ($.01) per share, and the number of Common shares authorized to be issued is 126,562,500, with a par value of one cent ($.01) per share.

        (b) The Preferred shares may be divided into such number or series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred shares or any series thereof with respect to any wholly unissued class or series of Preferred shares, and to fix the number of shares of any series of Preferred shares and the designation of any such series of Preferred shares. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares of constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.
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                                  ARTICLE IV

        Notwithstanding that applicable law would otherwise permit action to be taken with the approval of a lesser percentage, each of the following actions shall require the affirmative vote of not less than two-thirds of the outstanding shares of this corporation entitled to vote:

        (a)  a merger or consolidation of this corporation or any subsidiary;

        (b) the sale or other disposition by this corporation or a subsidiary of substantially all of the assets of this corporation or a subsidiary; or

        (c) the adoption of any plan or proposal for dissolution or liquidation of this corporation;

provided that the provisions of this Article IV shall not apply to any such transaction solely between the corporation and another corporation of which 50% or more of the outstanding shares entitled to vote are owned, directly or indirectly, by the corporation.

        Notwithstanding any other provision of these Restated Articles of Incorporation or Bylaws of this corporation and notwithstanding that a lesser percentage may be specified by law, these Restated Articles of Incorporation or the Bylaws of this corporation, the affirmative vote of not less than two-thirds of the outstanding shares of this corporation entitled to vote shall be required to amend or appeal, or adopt any provision inconsistent with this
Article IV.


                                  ARTICLE V

        The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law.

        The Company is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Company and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.


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